UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 2, 2021

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00663	33-1089684
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value	ARCC	NASDAQ Global Select Market
6.875% Senior Notes due 2047	AFC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 2, 2021, Ares Capital Corporation (the “Company”) issued an additional $350 million aggregate principal amount of its 2.150% notes due 2026 (the “New 2026 Notes”) pursuant to a Purchase Agreement, dated February 23, 2021 (the “Purchase Agreement”), among the Company, Ares Capital Management LLC, Ares Operations LLC and BofA Securities, Inc., J.P. Morgan Securities LLC, SMBC Nikko Securities America, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named on Schedule A thereto. The New 2026 Notes were issued as additional notes under the Indenture, dated October 21, 2010 (the “Base Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the Thirteenth Supplemental Indenture, dated January 13, 2021 (the “Thirteenth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), pursuant to which, on January 13, 2021, the Company issued $650 million aggregate principal amount of its 2.150% notes due 2026 (the “Existing 2026 Notes”). The New 2026 Notes are being treated as a single series with the Existing 2026 Notes under the Indenture and have the same terms as the Existing 2026 Notes. The New 2026 Notes have the same CUSIP number and are fungible and rank equally with the Existing 2026 Notes.

The New 2026 Notes were issued at a discount of 99.355% of their principal amount, resulting in estimated net proceeds, after estimated offering expenses, of approximately $344.5 million. Aggregate estimated offering expenses in connection with the offering of the New 2026 Notes, including the underwriting discount of $2.1 million, were approximately $3.3 million. The Company expects to use the net proceeds of this offering to repay certain outstanding indebtedness under its credit facilities. The Company may reborrow under its credit facilities for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective.

The New 2026 Notes will mature on July 15, 2026 and may be redeemed in whole or in part at the Company’s option at any time at the redemption prices set forth in the Thirteenth Supplemental Indenture. The New 2026 Notes bear interest at a rate of 2.150% per year payable semiannually on January 15 and July 15 of each year, commencing on July 15, 2021. The New 2026 Notes are direct senior unsecured obligations of the Company.

The New 2026 Notes were offered and sold pursuant to the Registration Statement on Form N-2 (File No. 333- 248831), the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2021 and the pricing term sheet filed with the SEC on February 23, 2021.

The foregoing description of the New 2026 Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Thirteenth Supplemental Indenture and the accompanying Form of 2.150% Notes due 2026, filed as Exhibits 4.1 and 4.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2021 and incorporated by reference herein.

Item 8.01  Other Events.

On February 26, 2021, the Company sold 500,000 shares of its common stock to BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (the “Underwriters”) pursuant to the Underwriters’ partial exercise of an option to purchase additional shares of the Company’s common stock. The Company granted this option to the Underwriters in connection with its public offering of 13,500,000 shares of common stock, which was completed on February 16, 2021.

The Company raised approximately $8.9 million in net proceeds from the sale of these additional shares of its common stock, which brought the total net proceeds of the offering to approximately $249.4 million after deducting underwriting discounts and commissions and estimated offering expenses. The Company used the net proceeds of this offering to repay certain outstanding indebtedness under its credit facilities. The Company may reborrow under its credit facilities for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
1.1	Purchase Agreement, dated February 23, 2021, among Ares Capital Corporation, Ares Capital Management LLC, Ares Operations LLC and BofA Securities, Inc., J.P. Morgan Securities LLC, SMBC Nikko Securities America, Inc. and Wells Fargo Securities, LLC, as representatives of of the several underwriters named on Schedule A thereto

5.1	Opinion of Venable LLP

5.2	Opinion of Kirkland & Ellis LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Kirkland & Ellis LLP (contained in the opinion filed as Exhibit 5.2 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: March 2, 2021

	By:	/s/ Penni F. Roll
	Name:	Penni F. Roll
	Title:	Chief Financial Officer